                                   THE KNOLLS
                              1510 GATEHOUSE CIRCLE

                           COLORADO SPRINGS, COLORADO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 15, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    THE KNOLLS
       1510 GATEHOUSE CIRCLE
       COLORADO SPRINGS, EL PASO COUNTY, COLORADO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 262 units with a total of 242,682 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 22.02 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 81% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
THE KNOLLS, COLORADO SPRINGS, COLORADO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 15, 2003 is:

                                          ($14,400,000)

                                          Respectfully submitted,
                                          AMERICAN APPRAISAL ASSOCIATES, INC.

                                          -s- Douglas Needham
                                          ----------------------
June 28, 2003                             Douglas Needham, MAI
#053272                                   Managing Principal, Real Estate Group
                                          Colorado State Certified General Real
                                          Estate Appraiser
                                           #CG40017035

Report By:
James Newell

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS  PAGE 3
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ........................................................   4
Introduction .............................................................   9
Area Analysis ............................................................  11
Market Analysis ..........................................................  14
Site Analysis ............................................................  16
Improvement Analysis .....................................................  16
Highest and Best Use .....................................................  17

                                    VALUATION

Valuation Procedure ......................................................  18
Sales Comparison Approach ................................................  20
Income Capitalization Approach ...........................................  26
Reconciliation and Conclusion ............................................  38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                              The Knolls
LOCATION:                                   1510 Gatehouse Circle
                                            Colorado Springs, Colorado

INTENDED USE OF ASSIGNMENT:                 Court Settlement
PURPOSE OF APPRAISAL:                       "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                         Fee Simple Estate

DATE OF VALUE:                              May 15, 2003
DATE OF REPORT:                             June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
     Size:                                  22.02 acres, or 959,191 square feet
     Assessor Parcel No.:                   7412200058
     Floodplain:                            Community Panel No. 08041C0727F (March 17, 1997)
                                            Flood Zone X, an area outside the floodplain.
     Zoning:                                R-5 (Multi-Family Residential)

BUILDING:
     No. of Units:                          262 Units
     Total NRA:                             242,682 Square Feet
     Average Unit Size:                     926 Square Feet
     Apartment Density:                     11.9 units per acre
     Year Built:                            1974

UNIT MIX AND MARKET RENT:

              GROSS RENTAL INCOME PROJECTION

                          Market Rent
               Square   ----------------   Monthly      Annual
 Unit Type      Feet    Per Unit  Per SF    Income      Income
-----------    ------   ----------------   --------   ----------
1Bd/1Ba          717      $630     $0.88   $  7,560   $   90,720
1Bd/1Ba          787      $650     $0.83   $ 40,300   $  483,600
2Bd/1Ba          950      $675     $0.71   $ 89,100   $1,069,200
2Bd/2Ba        1,012      $800     $0.79   $  9,600   $  115,200
2Bd/1.5Ba      1,085      $810     $0.75   $ 35,640   $  427,680
                                           --------   ----------
                                   Total   $182,200   $2,186,400
                                           ========   ==========

OCCUPANCY:                                     81%
ECONOMIC LIFE:                                 45  Years
EFFECTIVE AGE:                                 23  Years
REMAINING ECONOMIC LIFE:                       22  Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
THE KNOLLS, COLORADO SPRINGS, COLORADO

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS
     [PICTURE]                                              [PICTURE]
EXTERIOR - APARTMENTS                             EXTERIOR - LANDSCAPE & PARKING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
     As Vacant:                     Hold for future multi-family development
     As Improved:                   Continuation as its current use

METHOD OF VALUATION:                In this instance, the Sales Comparison and
                                    Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
THE KNOLLS, COLORADO SPRINGS, COLORADO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

      DIRECT CAPITALIZATION                                  Amount           $/Unit
      ---------------------                                  ------           -------
Potential Rental Income                               $2,186,400           $8,345
Effective Gross Income                                $2,105,264           $8,035
Operating Expenses                                    $686,903             $2,622            32.6% of EGI
Net Operating Income:                                 $1,365,961           $5,214

Capitalization Rate                                   9.00%
DIRECT CAPITALIZATION VALUE                           $14,600,000 *        $55,725 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                        10 years
2002 Economic Vacancy                                 14%
Stabilized Vacancy & Collection Loss:                 11.5%
Lease-up / Stabilization Period                       12 months
Terminal Capitalization Rate                          9.50%
Discount Rate                                         11.50%
Selling Costs                                         2.00%
Growth Rates:
     Income                                           3.00%
     Expenses:                                        3.00%
DISCOUNTED CASH FLOW VALUE                            $14,200,000 *        $54,198 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                $14,400,000          $54,962 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
     Range of Sales $/Unit (Unadjusted)               $41,282 to $85,514
     Range of Sales $/Unit (Adjusted)                 $56,146 to $59,860
VALUE INDICATION - PRICE PER UNIT                     $14,400,000 *        $54,962 / UNIT

EGIM ANALYSIS
     Range of EGIMs from Improved Sales               6.23 to 8.64
     Selected EGIM for Subject                        7.10
     Subject's Projected EGI                          $2,105,264
EGIM ANALYSIS CONCLUSION                              $14,400,000 *        $54,962 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                      $15,200,000 *        $58,015 / UNIT

RECONCILED SALES COMPARISON VALUE                     $14,500,000          $55,344 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
THE KNOLLS, COLORADO SPRINGS, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                   $ 14,400,000
     NOI Per Unit                                     $ 15,200,000
     EGIM Multiplier                                  $ 14,400,000
INDICATED VALUE BY SALES COMPARISON                   $14,500, 000   $55,344 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                    $ 14,600,000
     Discounted Cash Flow Method:                     $ 14,200,000
INDICATED VALUE BY THE INCOME APPROACH                $ 14,400,000   $54,962 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                  $ 14,400,000   $54,962 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1510 Gatehouse Circle, Colorado Springs, El Paso County, Colorado. Colorado Springs identifies it as 7412200058.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by James Newell on May 15, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. James Newell performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and James Newell have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 15, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
THE KNOLLS, COLORADO SPRINGS, COLORADO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
       MARKETING PERIOD:            6 to 12 months
       EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Consolidated Capital Equity Partners LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
THE KNOLLS, COLORADO SPRINGS, COLORADO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Colorado Springs, Colorado. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  -  Interstate 25
West  -  US-24
South -  US-24
North -  West Fillmore Street

MAJOR EMPLOYERS

Major employers in the subject's area include Agilent Technologies and WorldCom. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
THE KNOLLS, COLORADO SPRINGS, COLORADO

                            NEIGHBORHOOD DEMOGRAPHICS

                                                          AREA
                                     --------------------------------------------
             CATEGORY                1-MI. RADIUS     3-MI. RADIUS   5-MI. RADIUS      MSA
--------------------------------     ------------     ------------   ------------   ---------
POPULATION TRENDS
Current Population                         11,510           71,858        167,572     538,844
5-Year Population                          11,779           74,979        176,411     595,713
% Change CY-5Y                                2.3%             4.3%           5.3%       10.6%
Annual Change CY-5Y                           0.5%             0.9%           1.1%        2.1%

HOUSEHOLDS
Current Households                          5,230           32,931         72,895     201,086
5-Year Projected Households                 5,440           35,024         77,592     223,226
% Change CY - 5Y                              4.0%             6.4%           6.4%       11.0%
Annual Change CY-5Y                           0.8%             1.3%           1.3%        2.2%

INCOME TRENDS
Median Household Income                   $33,226          $33,598        $35,076   $  50,108
Per Capita Income                         $20,343          $22,282        $22,536   $  22,841
Average Household Income                  $44,131          $48,686        $51,597   $  61,206

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                                 AREA
                                          ---------------------------------------------
               CATEGORY                   1-MI. RADIUS     3-MI. RADIUS    5-MI. RADIUS         MSA
-----------------------------------       ------------     ------------    ------------      ----------
HOUSING TRENDS
% of Households Renting                          40.74%           40.38%          40.45%          31.26%
5-Year Projected % Renting                       39.91%           40.53%          40.20%          29.31%

% of Households Owning                           46.84%           47.42%          48.06%          59.98%
5-Year Projected % Owning                        48.05%           47.83%          48.84%          62.54%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
THE KNOLLS, COLORADO SPRINGS, COLORADO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Mostly vacant land with some single-family housing
South  - Single-family housing and vacant land
East   - Single-family housing subdivision
West   - Retail shopping center

CONCLUSIONS

The subject is well located within the city of Colorado Springs. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                 MARKET ANALYSIS

The subject property is located in the city of Colorado Springs in El Paso County. The overall pace of development in the subject's market is more or less decreasing. Over the last several years there has been ongoing construction in northern Colorado Springs. The Austin Bluffs Apartment project, located on Whetstone Drive, is currently under construction and about 65% complete. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                             Region                                     Submarket
---------------------------------------------------------------------------------------
 1999                                5.1%                                        5.4%
 2000                                3.1%                                        2.8%
 2001                                8.9%                                        4.7%
 2002                                8.2%                                        8.2%

{Source: Hendricks & Partners Apartment Update: Rocky Mountain Region}

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Due to the large number of military personnel recently deployed, the Colorado Springs apartment market has suffered over the last several months. The local market, especially in the south end of town, will grow with the return of the personnel.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period               Region               % Change         Submarket      % Change
----------------------------------------------------------------------------------
 2001                 $693                    -              $637               -
 2002                 $642                 -7.4%             $559           -12.2%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
THE KNOLLS, COLORADO SPRINGS, COLORADO

                             COMPETITIVE PROPERTIES

  No.          Property Name          Units    Ocpy.   Year Built   Proximity to subject
--------------------------------------------------------------------------------------------------------
  R-1        Park Terrace              115      87%      1968       Approx. 2 miles north of subject
  R-2        Falcon Pointe             280      87%      1987       Approx. 5 miles southeast of subject
  R-3        Altamira                  360      87%      1984       Approx. 2 miles southwest of subject
  R-4        Broadmoor Terrace         153      87%      1975       Approx. 3 miles south of subject
  R-5        Broadmoor Villa           102      69%      1970       Approx. 3 miles south of subject
Subject      The Knolls                262      81%      1974

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE KNOLLS, COLORADO SPRINGS, COLORADO

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   22.02 acres, or 959,191 square feet
  Shape                       Irregular
  Topography                  Slightly slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Poor
  Flood Zone:
    Community Panel           08041C0727F; 08041C0726F, dated March 17, 1997;
                              March 17, 1997
    Flood Zone                Zone X; X
  Zoning                      R-5, the subject improvements represent
                              a legal conforming use of the site.

REAL ESTATE TAXES

                                          ASSESSED VALUE - 2002
                               -------------------------------------------      TAX RATE /         PROPERTY
PARCEL NUMBER                   LAND            BUILDING           TOTAL        MILL RATE           TAXES
-----------------------------------------------------------------------------------------------------------
7412200058                     $95,440          $790,960          $886,400      $0.06539           $57,965

IMPROVEMENT ANALYSIS
  Year Built                    1974
  Number of Units               262
  Net Rentable Area             242,682 Square Feet
  Construction:
    Foundation                  Reinforced concrete slab
    Frame                       Heavy or light wood
    Exterior Walls              Wood or vinyl siding
    Roof                        Composition shingle over a wood truss structure
  Project Amenities             Amenities at the subject include a swimming
                                pool, spa/jacuzzi, gym room, laundry room, and
                                parking area.
  Unit Amenities                Individual unit amenities include a balcony,
                                fireplace, cable TV connection, vaulted
                                ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
THE KNOLLS, COLORADO SPRINGS, COLORADO

Unit Mix:

                                                Unit Area
Unit Type              Number of Units          (Sq. Ft.)
---------------------------------------------------------
1Bd/1Ba                      12                     717
1Bd/1Ba                      62                     787
2Bd/1Ba                     132                     950
2Bd/2Ba                      12                   1,012
2Bd/1.5Ba                    44                   1,085

Overall Condition                         Average
Effective Age                             23 years
Economic Life                             45 years
Remaining Economic Life                   22 years
Deferred Maintenance                      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 262-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE KNOLLS, COLORADO SPRINGS, COLORADO

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
THE KNOLLS, COLORADO SPRINGS, COLORADO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE KNOLLS, COLORADO SPRINGS, COLORADO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
THE KNOLLS, COLORADO SPRINGS, COLORADO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                         COMPARABLE                    COMPARABLE
         DESCRIPTION                         SUBJECT                       I - 1                         I - 2
------------------------------------------------------------------------------------------------------------------------
  Property Name                    The Knolls                  Cheyenne Creek                 Park Meadows
LOCATION:
  Address                          1510 Gatehouse Circle       115 W Cheyenne Road            970 Mount Werner Circle
  City, State                      Colorado Springs, Colorado  Colorado Springs, Colorado     Colorado Springs, Colorado
  County                           El Paso County              El Paso County                 El Paso County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           242,682                     107,261                        47,179
  Year Built                       1974                        1985                           1984
  Number of Units                  262                         107                            60
  Unit Mix:                         Type            Total       Type          Total            Type         Total
                                   1Bd/1Ba           12        2Br/1Ba          34            2Br/1Ba         60
                                   1Bd/1Ba           62        2Br/2Ba          73
                                   2Bd/1Ba          132
                                   2Bd/2Ba           12
                                   2Bd/1.5Ba         44
  Average Unit Size (SF)           926                         1,002                          786
  Land Area (Acre)                 22.0200                     4.4010                         4.0200
  Density (Units/Acre)             11.9                        24.3                           14.9
  Parking Ratio (Spaces/Unit)      1.53                        1.75                           2.00
  Parking Type (Gr., Cov., etc.)   Open, Open Covered          107 Covered                    Open
CONDITION:                         0                           Good                           Average
APPEAL:                            0                           Very Good                      Average
AMENITIES:
  Pool/Spa                         Yes/Yes                                                    No/No
  Gym Room                         Yes
  Laundry Room                     Yes
  Secured Parking                  No                          No                             No
  Sport Courts                     No                          No                             No
OCCUPANCY:                         81%                         94%                            90%
TRANSACTION DATA:
  Sale Date                                                    June, 2002                     April, 2002
  Sale Price ($)                                               $9,150,000                     $3,100,000
  Grantor                                                      BP Cheyenne Creek Apts         Park Meadows Apartments
  Grantee                                                      115 West Cheyenne Road         Park Meadows Affordable
                                                                                              Housing
  Sale Documentation                                           2100444                        55416
  Verification                                                 CoStar Realty Information      Buyer
  Telephone Number                                             800-204-5960                   719-447-9300
ESTIMATED PRO-FORMA:                                            Total $      $/Unit   $/SF     Total $   $/Unit   $/SF
  Potential Gross Income                                       $1,239,540   $11,584  $11.56   $405,000   $6,750   $8.58
  Vacancy/Credit Loss                                          $   74,372   $   695  $ 0.69   $ 40,500   $  675   $0.86
  Effective Gross Income                                       $1,165,168   $10,889  $10.86   $364,500   $6,075   $7.73
  Operating Expenses                                           $  407,809   $ 3,811  $ 3.80   $135,011   $2,250   $2.86
  Net Operating Income                                         $  757,359   $ 7,078  $ 7.06   $229,489   $3,825   $4.86
Notes:

  PRICE PER UNIT                                                            $85,514                     $51,667
  PRICE PER SQUARE FOOT                                                     $ 85.31                     $ 65.71
  EXPENSE RATIO                                                                35.0%                       37.0%
  EGIM                                                                         7.85                        8.50
  OVERALL CAP RATE                                                             8.28%                       7.40%
  Cap Rate based on Pro Forma or Actual Income?                            PRO FORMA                   PRO FORMA


                                               COMPARABLE                    COMPARABLE                    COMPARABLE
         DESCRIPTION                             I - 3                         I - 4                         I - 5
--------------------------------------------------------------------------------------------------------------------------
  Property Name                    Cedar Crest                   Colony Hills                   Windtree Apartments
LOCATION:
  Address                          2010 Carmel Drive             3950 Patrick Drive             2530 Paragon Drive
  City, State                      Colorado Springs, Colorado    Colorado Springs, Colorado     Colorado Springs, Colorado
  County                           El Paso County                El Paso County                 El Paso County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           61,104                        216,000                        209,896
  Year Built                       1968                          1985                           1986
  Number of Units                  78                            216                            260
  Unit Mix:                         Type               Total      Type              Total        Type                Total
                                   1Bd/1Ba               18      2Bd/1Ba             216        Studio                 24
                                   2Bd/2Ba               60                                     1Bd/1Ba               124
                                                                                                2Bd/1Ba               112
  Average Unit Size (SF)           783                           1,000                          807
  Land Area (Acre)                 1.6000                        6.6700                         11.7900
  Density (Units/Acre)             48.8                          32.4                           22.1
  Parking Ratio (Spaces/Unit)      1.05                          1.62                           1.56
  Parking Type (Gr., Cov., etc.)   Open                          Some covered                   Open
CONDITION:                         Fair                          Good                           Good
APPEAL:                            Fair                          Good                           Good
AMENITIES:
  Pool/Spa                         No/No                                                        Yes/Yes
  Gym Room                                                                                      Yes
  Laundry Room                                                                                  Yes
  Secured Parking                  No                            No                             No
  Sport Courts                     No                            No                             No
OCCUPANCY:                         95%                           93%                            90%
TRANSACTION DATA:
  Sale Date                        January, 2003                 July, 2001                     December, 2001
  Sale Price ($)                   $3,220,000                    $10,500,000                    $18,565,000
  Grantor                          Cedar Creek Investments, LLC  Bigelow Colorado II, LLC       ERI II Windtree, Inc
  Grantee                          Stanley & Robin Douglas       Colony Hills Colorado Springs  KMF Windtree, Inc.
                                                                 Apts, LLC
  Sale Documentation               11028                         101636                         188335
  Verification                     Buyer's Broker                Christina Soliz (Broker)       Buyers Broker
  Telephone Number                 303-607-9001                  602-912-1700                   303-572-7700
ESTIMATED PRO-FORMA:                Total $    $/Unit    $/SF     Total $     $/Unit    $/SF     Total $      $/Unit   $/SF
  Potential Gross Income           $536,160    $6,874    $8.77   $1,811,808   $8,388    $8.39   $2,387,000   $9,181   $11.37
  Vacancy/Credit Loss              $ 26,808    $  344    $0.44   $  126,827   $  587    $0.59   $  238,700   $  918   $ 1.14
  Effective Gross Income           $509,352    $6,530    $8.34   $1,684,981   $7,801    $7.80   $2,148,300   $8,263   $10.24
  Operating Expenses               $203,741    $2,612    $3.33   $  869,269   $4,024    $4.02   $  751,000   $2,888   $ 3.58
  Net Operating Income             $305,611    $3,918    $5.00   $  815,712   $3,776    $3.78   $1,522,300   $5,855   $ 7.25
Notes:

  PRICE PER UNIT                            $41,282                        $48,611                         $71,404
  PRICE PER SQUARE FOOT                     $ 52.70                        $ 48.61                         $ 88.45
  EXPENSE RATIO                                40.0%                          51.6%                           35.0%
  EGIM                                         6.32                           6.23                            8.64
  OVERALL CAP RATE                             9.49%                          7.77%                           8.20%
  Cap Rate based on Pro Forma             PRO FORMA                      PRO FORMA                       PRO FORMA
  Actual Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE KNOLLS, COLORADO SPRINGS, COLORADO

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $41,282 to $85,514 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $56,146 to $59,860 per unit with a mean or average adjusted price of $57,894 per unit. The median adjusted price is $57,795 per unit. Based on the following analysis, we have concluded to a value of $57,000 per unit, which results in an "as is" value of $14,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE KNOLLS, COLORADO SPRINGS, COLORADO

SALES ADJUSTMENT GRID

                                                                              COMPARABLE                   COMPARABLE
          DESCRIPTION                             SUBJECT                       I - 1                        I - 2
----------------------------------------------------------------------------------------------------------------------------
  Property Name                         The Knolls                  Cheyenne Creek                Park Meadows
  Address                               1510 Gatehouse Circle       115 W Cheyenne Road           970 Mount Werner Circle
  City                                  Colorado Springs, Colorado  Colorado Springs, Colorado    Colorado Springs, Colorado
  Sale Date                                                         June, 2002                    April, 2002
  Sale Price ($)                                                    $9,150,000                    $3,100,000
  Net Rentable Area (SF)                242,682                     107,261                       47,179
  Number of Units                       262                         107                           60
  Price Per Unit                                                    $85,514                       $51,667
  Year Built                            1974                        1985                          1984
  Land Area (Acre)                      22.0200                     4.4010                        4.0200
VALUE ADJUSTMENTS                              DESCRIPTION            DESCRIPTION        ADJ.       DESCRIPTION        ADJ.
  Property Rights Conveyed              Fee Simple Estate           Fee Simple Estate     0%      Fee Simple Estate     0%
  Financing                                                         Cash To Seller        0%      Cash To Seller        0%
  Conditions of Sale                                                Arm's Length          0%      Arm's Length          0%
  Date of Sale (Time)                                               06-2002               0%      04-2002               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                           $85,514                       $51,667
  Location                                                          Superior             -5%      Comparable            0%
  Number of Units                       262                         107                 -10%      60                  -15%
  Quality / Appeal                      Good                        Superior            -10%      Inferior             10%
  Age / Condition                       1974                        1985 / Good          -5%      1984 / Average        0%
  Occupancy at Sale                     81%                         94%                   0%      90%                   0%
  Amenities                             Good                        Comparable            0%      Inferior             10%
  Average Unit Size (SF)                926                         1,002                 0%      786                   5%
PHYSICAL ADJUSTMENT                                                                     -30%                           10%
FINAL ADJUSTED VALUE ($/UNIT)                                              $59,860                       $56,833

                                                   COMPARABLE                COMPARABLE                   COMPARABLE
          DESCRIPTION                                I - 3                     I - 4                        I - 5
----------------------------------------------------------------------------------------------------------------------------
  Property Name                         Cedar Crest                 Colony Hills                Windtree Apartments
  Address                               2010 Carmel Drive           3950 Patrick Drive          2530 Paragon Drive
  City                                  Colorado Springs, Colorado  Colorado Springs, Colorado  Colorado Springs, Colorado
  Sale Date                             January, 2003               July, 2001                  December, 2001
  Sale Price ($)                        $3,220,000                  $10,500,000                 $18,565,000
  Net Rentable Area (SF)                61,104                      216,000                     209,896
  Number of Units                       78                          216                         260
  Price Per Unit                        $41,282                     $48,611                     $71,404
  Year Built                            1968                        1985                        1986
  Land Area (Acre)                      1.6000                      6.6700                      11.7900
VALUE ADJUSTMENTS                          DESCRIPTION       ADJ.     DESCRIPTION        ADJ.      DESCRIPTION       ADJ.
  Property Rights Conveyed              Fee Simple Estate     0%    Fee Simple Estate     0%    Fee Simple Estate     0%
  Financing                             Cash To Seller        0%    Cash To Seller        0%    Cash To Seller        0%
  Conditions of Sale                    Arm's Length          0%    Arm's Length          0%    Arm's Length          0%
  Date of Sale (Time)                   01-2003               0%    07-2001               5%    12-2001               3%
VALUE AFTER TRANS. ADJUST. ($/UNIT)               $41,282                     $51,042                     $73,546
  Location                              Inferior              5%    Inferior             10%    Superior            -10%
  Number of Units                       78                  -15%    216                   0%    260                   0%
  Quality / Appeal                      Inferior             15%    Comparable            0%    Comparable            0%
  Age / Condition                       1968 / Fair          20%    1985 / Good          -5%    1986 / Good         -10%
  Occupancy at Sale                     95%                   0%    93%                   0%    90%                   0%
  Amenities                             Inferior             10%    Inferior              5%    Comparable            0%
  Average Unit Size (SF)                783                   5%    1,000                 0%    807                   0%
PHYSICAL ADJUSTMENT                                          40%                         10%                        -20%
FINAL ADJUSTED VALUE ($/UNIT)               $57,795                     $56,146                     $58,837

SUMMARY

VALUE RANGE (PER UNIT)            $56,146   TO   $59,860
MEAN (PER UNIT)                   $57,894
MEDIAN (PER UNIT)                 $57,795
VALUE CONCLUSION (PER UNIT)       $57,000

VALUE OF IMPROVEMENT & MAIN SITE                            $ 14,934,000
  LESS: LEASE-UP COST                                      -$     87,000
  PV OF CONCESSIONS                                        -$    468,000
VALUE INDICATED BY SALES COMPARISON APPROACH                $ 14,379,000
ROUNDED                                                     $ 14,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
THE KNOLLS, COLORADO SPRINGS, COLORADO

                             NOI PER UNIT COMPARISON


                      SALE PRICE              NOI/       SUBJECT NOI
COMPARABLE    NO. OF  ----------            --------   --------------  ADJUSTMENT  INDICATED
    NO.       UNITS   PRICE/UNIT   OAR      NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
---------------------------------------------------------------------------------------------
  I-1          107    $ 9,150,000  8.28%   $  757,359    $1,365,961      0.737      $62,988
                      $    85,514          $    7,078    $    5,214
  I-2           60    $ 3,100,000  7.40%   $  229,489    $1,365,961      1.363      $70,427
                      $    51,667          $    3,825    $    5,214
  I-3           78    $ 3,220,000  9.49%   $  305,611    $1,365,961      1.331      $54,932
                      $    41,282          $    3,918    $    5,214
  I-4          216    $10,500,000  7.77%   $  815,712    $1,365,961      1.381      $67,110
                      $    48,611          $    3,776    $    5,214
  I-5          260    $18,565,000  8.20%   $1,522,300    $1,365,961      0.890      $63,582
                      $    71,404          $    5,855    $    5,214

                                   PRICE/UNIT

  Low         High      Average    Median
$54,932     $70,427     $63,808    $63,582

VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT


Estimated Price Per Unit                      $    60,000
Number of Units                                       262

Value                                         $15,720,000
  Less: Lease-Up Cost                        -$    87,000
  PV of Concessions                          -$   468,000
                                             ------------
Value Based on NOI Analysis                   $15,165,000
                                Rounded       $15,200,000

The adjusted sales indicate a range of value between $54,932 and $70,427 per unit, with an average of $63,808 per unit. Based on the subject's competitive position within the improved sales, a value of $60,000 per unit is estimated. This indicates an "as is" market value of $15,200,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
THE KNOLLS, COLORADO SPRINGS, COLORADO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE   NO. OF  ----------    EFFECTIVE    OPERATING            SUBJECT
    NO.      UNITS   PRICE/UNIT   GROSS INCOME   EXPENSE    OER    PROJECTED OER  EGIM
--------------------------------------------------------------------------------------
I-1           107    $ 9,150,000   $1,165,168   $ 407,809  35.00%                 7.85
                     $    85,514
I-2            60    $ 3,100,000   $  364,500   $ 135,011  37.04%                 8.50
                     $    51,667
I-3            78    $ 3,220,000   $  509,352   $ 203,741  40.00%                 6.32
                     $    41,282                                      32.63%
I-4           216    $10,500,000   $1,684,981   $ 869,269  51.59%                 6.23
                     $    48,611
I-5           260    $18,565,000   $2,148,300   $ 751,000  34.96%                 8.64
                     $    71,404

                                      EGIM

Low                       High                              Average              Median
---                       ----                              -------              ------
6.23                      8.64                               7.51                 7.85

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                               7.10
                                                                    ------------
Subject EGI                                                          $ 2,105,264

Value                                                                $14,947,374
  Less: Lease-Up Cost                                               -$    87,000
  PV of Concessions                                                 -$   468,000
                                                                    ------------
Value Based on EGIM Analysis                                         $14,392,374
                                                Rounded              $14,400,000

                     Value Per Unit                                  $    54,962

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 32.63% before reserves. The comparable sales indicate a range of expense ratios from 34.96% to 51.59%, while their EGIMs range from 6.23 to 8.64. Overall, we conclude to an EGIM of 7.10, which results in an "as is" value estimate in the EGIM Analysis of $14,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $14,500,000.

Price Per Unit                                        $14,400,000
NOI Per Unit                                          $15,200,000
EGIM Analysis                                         $14,400,000

Sales Comparison Conclusion                           $14,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE KNOLLS, COLORADO SPRINGS, COLORADO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE KNOLLS, COLORADO SPRINGS, COLORADO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                Average
                        Unit Area         ------------------
Unit Type               (Sq. Ft.)         Per Unit    Per SF      %Occupied
---------------------------------------------------------------------------
1Bd/1Ba                    717              $632       $0.88        91.7%
1Bd/1Ba                    787              $661       $0.84        88.7%
2Bd/1Ba                    950              $731       $0.77        75.0%
2Bd/2Ba                   1012              $751       $0.74        65.9%
2Bd/1.5Ba                 1085              $777       $0.72        91.7%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                  RENT ANALYSIS

                                                            --------------------------------------------------
                                                                           COMPARABLE RENTS
                                                            --------------------------------------------------
                                                              R-1        R-2       R-3       R-4        R-5
                                                            --------------------------------------------------
                                                              Park     Falcon             Broadmoor  Broadmoor
                                                            Terrace    Pointe   Altamira  Terrace     Villa
                                                            --------------------------------------------------
                                                                      COMPARISON TO SUBJECT
                                          SUBJECT  SUBJECT  --------------------------------------------------
                            SUBJECT UNIT  ACTUAL   ASKING             Slightly  Similar    Similar   Inferior
      DESCRIPTION               TYPE       RENT     RENT    Inferior  Superior
---------------------------------------------------------------------------------------------------------------
Monthly Rent                1Bd/1Ba       $  632   $  635     $ 455     $ 628     $ 483     $ 500      $ 488
Unit Area (SF)                               717      717       535       573       552       545        563
Monthly Rent Per Sq. Ft.                  $ 0.88   $ 0.89     $0.85     $1.10     $0.87     $0.92      $0.87

Monthly Rent                1Bd/1Ba       $  661   $  665               $ 715               $ 535      $ 550
Unit Area (SF)                               787      787                 755                 737        785
Monthly Rent Per Sq. Ft.                  $ 0.84   $ 0.84               $0.95               $0.73      $0.70

Monthly Rent                2Bd/1Ba       $  731   $  735     $ 595               $ 675     $ 649      $ 623
Unit Area (SF)                               950      950       820                 750       872        920
Monthly Rent Per Sq. Ft.                  $ 0.77   $ 0.77     $0.73               $0.90     $0.74      $0.68

Monthly Rent                2Bd/2Ba       $  751   $  755               $ 850
Unit Area (SF)                             1,012    1,012                 908
Monthly Rent Per Sq. Ft.                  $ 0.74   $ 0.75               $0.94

Monthly Rent                2Bd/1.5Ba     $  777   $  765
Unit Area (SF)                             1,085    1,085
Monthly Rent Per Sq. Ft.                  $ 0.72   $ 0.71

      DESCRIPTION            MIN    MAX    MEDIAN  AVERAGE
----------------------------------------------------------
Monthly Rent                $ 455  $ 628    $ 488   $ 511
Unit Area (SF)                535    573      552     553
Monthly Rent Per Sq. Ft.    $0.85  $1.10    $0.87   $0.92

Monthly Rent                $ 535  $ 715    $ 550   $ 600
Unit Area (SF)                737    785      755     759
Monthly Rent Per Sq. Ft.    $0.70  $0.95    $0.73   $0.79

Monthly Rent                $ 595  $ 675    $ 636   $ 635
Unit Area (SF)                750    920      846     841
Monthly Rent Per Sq. Ft.    $0.68  $0.90    $0.73   $0.76

Monthly Rent                $ 850  $ 850    $ 850   $ 850
Unit Area (SF)                908    908      908     908
Monthly Rent Per Sq. Ft.    $0.94  $0.94    $0.94   $0.94

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                        Market Rent
                                     Unit Area     ----------------------      Monthly         Annual
Unit Type       Number of Units      (Sq. Ft.)     Per Unit        Per SF      Income          Income
-------------------------------------------------------------------------------------------------------
1Bd/1Ba                12                717      $      630      $   0.88   $    7,560      $   90,720
1Bd/1Ba                62                787      $      650      $   0.83   $   40,300      $  483,600
2Bd/1Ba               132                950      $      675      $   0.71   $   89,100      $1,069,200
2Bd/2Ba                12              1,012      $      800      $   0.79   $    9,600      $  115,200
2Bd/1.5Ba              44              1,085      $      810      $   0.75   $   35,640      $  427,680
                                                                     ----------------------------------
                                                                     Total   $  182,200      $2,186,400
                                                                     ----------------------------------

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE KNOLLS, COLORADO SPRINGS, COLORADO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR       2000       FISCAL YEAR        2001      FISCAL YEAR      2002
                            --------------------------------------------------------------------------------------
                                      ACTUAL                       ACTUAL                       ACTUAL
                            --------------------------------------------------------------------------------------
       DESCRIPTION             TOTAL        PER UNIT        TOTAL        PER UNIT        TOTAL        PER UNIT
------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $ 2,146,269    $     8,192   $ 2,288,117    $     8,733   $   881,910   $     3,366

  Vacancy                   $    88,933    $       339   $   101,086    $       386   $   114,493   $       437
  Credit Loss/Concessions   $    21,321    $        81   $    33,518    $       128   $     7,820   $        30
                            -----------    -----------   -----------    -----------   -----------   -----------
    Subtotal                $   110,254    $       421   $   134,604    $       514   $   122,313   $       467

  Laundry Income            $    33,813    $       129   $    49,987    $       191   $    12,510   $        48
  Garage Revenue            $    14,884    $        57   $     8,971    $        34   $       882   $         3
  Other Misc. Revenue       $   107,957    $       412   $   141,618    $       541   $    47,856   $       183
                            -----------    -----------   -----------    -----------   -----------   -----------
    Subtotal Other Income   $   156,654    $       598   $   200,576    $       766   $    61,248   $       234
                            -----------    -----------   -----------    -----------   -----------   -----------
Effective Gross Income      $ 2,192,669    $     8,369   $ 2,354,089    $     8,985   $   820,845   $     3,133

Operating Expenses
  Taxes                     $    57,848    $       221   $    65,551    $       250   $    27,891   $       106
  Insurance                 $         0    $         0   $    34,683    $       132   $    16,977   $        65
  Utilities                 $    89,383    $       341   $    91,871    $       351   $    40,356   $       154
  Repair & Maintenance      $    22,590    $        86   $    40,688    $       155   $    11,353   $        43
  Cleaning                  $    21,207    $        81   $    36,897    $       141   $    15,928   $        61
  Landscaping               $    27,989    $       107   $    28,441    $       109   $    11,351   $        43
  Security                  $     3,465    $        13   $     4,720    $        18   $         0   $         0
  Marketing & Leasing       $    43,993    $       168   $    39,009    $       149   $    11,669   $        45
  General Administrative    $   242,047    $       924   $   222,294    $       848   $    72,430   $       276
  Management                $   111,576    $       426   $   125,291    $       478   $    40,785   $       156
  Miscellaneous            ($    20,828)  -$        79  ($     9,258)  -$        35   $     2,485   $         9
                            -----------    -----------   -----------    -----------   -----------   -----------
Total Operating Expenses    $   599,270    $     2,287   $   680,187    $     2,596   $   251,225   $       959

  Reserves                  $         0    $         0   $         0    $         0   $         0   $         0
                            -----------    -----------   -----------    -----------   -----------   -----------
Net Income                  $ 1,593,399    $     6,082   $ 1,673,902    $     6,389   $   569,620   $     2,174

                            FISCAL YEAR       2003      ANNUALIZED       2003
                            -----------------------------------------------------
                                MANAGEMENT BUDGET              PROJECTION                      AAA PROJECTION
                            -----------------------------------------------------      ------------------------------
       DESCRIPTION             TOTAL       PER UNIT        TOTAL        PER UNIT       TOTAL        PER UNIT       %
----------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $ 2,211,304   $     8,440   $ 2,200,860   $     8,400   $ 2,186,400   $     8,345   100.0%

  Vacancy                   $   320,000   $     1,221   $   434,552   $     1,659   $   218,640   $       835    10.0%
  Credit Loss/Concessions   $         0   $         0   $    60,176   $       230   $    32,796   $       125     1.5%
                            -----------   -----------   -----------   -----------   -----------   -----------   -----
    Subtotal                $   320,000   $     1,221   $   494,728   $     1,888   $   251,436   $       960    11.5%

  Laundry Income            $    44,388   $       169   $    37,844   $       144   $    39,300   $       150     1.8%
  Garage Revenue            $         0   $         0   $     9,684   $        37   $         0   $         0     0.0%
  Other Misc. Revenue       $   147,595   $       563   $   132,364   $       505   $   131,000   $       500     6.0%
                            -----------   -----------   -----------   -----------   -----------   -----------   -----
    Subtotal Other Income   $   191,983   $       733   $   179,892   $       687   $   170,300   $       650     7.8%
                            -----------   -----------   -----------   -----------   -----------   -----------   -----
Effective Gross Income      $ 2,083,287   $     7,951   $ 1,886,024   $     7,199   $ 2,105,264   $     8,035   100.0%

Operating Expenses
  Taxes                     $    65,184   $       249   $    70,944   $       271   $    68,120   $       260     3.2%
  Insurance                 $    50,478   $       193   $    58,488   $       223   $    51,090   $       195     2.4%
  Utilities                 $    95,460   $       364   $    76,936   $       294   $    94,320   $       360     4.5%
  Repair & Maintenance      $    27,720   $       106   $    51,488   $       197   $    32,750   $       125     1.6%
  Cleaning                  $    54,858   $       209   $    38,512   $       147   $    39,300   $       150     1.9%
  Landscaping               $    88,196   $       337   $     3,392   $        13   $    28,820   $       110     1.4%
  Security                  $         0   $         0   $         0   $         0   $         0   $         0     0.0%
  Marketing & Leasing       $    42,920   $       164   $    48,728   $       186   $    44,540   $       170     2.1%
  General Administrative    $   199,909   $       763   $   327,992   $     1,252   $   222,700   $       850    10.6%
  Management                $   113,664   $       434   $   125,864   $       480   $   105,263   $       402     5.0%
  Miscellaneous             $         0   $         0   $    19,284   $        74   $         0   $         0     0.0%
                            -----------   -----------   -----------   -----------   -----------   -----------   -----
Total Operating Expenses    $   738,389   $     2,818   $   821,628   $     3,136   $   686,903   $     2,622    32.6%

  Reserves                  $         0   $         0   $         0   $         0   $    52,400   $       200     7.6%
                            -----------   -----------   -----------   -----------   -----------   -----------   -----
Net Income                  $ 1,344,898   $     5,133   $ 1,064,396   $     4,063   $ 1,365,961   $     5,214    64.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 11.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE KNOLLS, COLORADO SPRINGS, COLORADO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                      CAPITALIZATION RATES
                            ----------------------------------------
                                GOING-IN                TERMINAL
                            ----------------------------------------
                             LOW       HIGH          LOW       HIGH
                            ----------------------------------------
RANGE                       6.00%     10.00%        7.00%     10.00%
AVERAGE                          8.14%                  8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
THE KNOLLS, COLORADO SPRINGS, COLORADO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.            SALE DATE        OCCUP.        PRICE/UNIT         OAR
----------------------------------------------------------------------------
   I-1                 Jun-02          94%            $85,514          8.28%
   I-2                 Apr-02          90%            $51,667          7.40%
   I-3                 Jan-03          95%            $41,282          9.49%
   I-4                 Jul-01          93%            $48,611          7.77%
   I-5                 Dec-01          90%            $71,404          8.20%
                                                           High        9.49%
                                                            Low        7.40%
                                                        Average        8.23%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $14,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE KNOLLS, COLORADO SPRINGS, COLORADO

approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
THE KNOLLS, COLORADO SPRINGS, COLORADO

DISCOUNTED CASH FLOW ANALYSIS

                                   THE KNOLLS


                  YEAR                        APR-2004       APR-2005       APR-2006       APR-2007       APR-2008
               FISCAL YEAR                       1              2              3              4              5
-------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                $2,186,400     $2,186,400     $2,208,264     $2,274,512     $2,342,747

    Vacancy                                  $  320,553     $  218,640     $  220,826     $  227,451     $  234,275
    Credit Loss                              $   32,796     $   32,796     $   33,124     $   34,118     $   35,141
    Concessions                              $  521,904     $        0     $        0     $        0     $        0
                                             ----------------------------------------------------------------------
      Subtotal                               $  875,253     $  251,436     $  253,950     $  261,569     $  269,416

    Laundry Income                           $   39,300     $   39,300     $   39,693     $   40,884     $   42,110
    Garage Revenue                           $        0     $        0     $        0     $        0     $        0
    Other Misc. Revenue                      $  131,000     $  131,000     $  132,310     $  136,279     $  140,368
                                             ----------------------------------------------------------------------
         Subtotal Other Income               $  170,300     $  170,300     $  172,003     $  177,163     $  182,478

                                             ----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                       $1,481,447     $2,105,264     $2,126,317     $2,190,106     $2,255,809

OPERATING EXPENSES:
    Taxes                                    $   68,120     $   70,164     $   72,269     $   74,437     $   76,670
    Insurance                                $   51,090     $   52,623     $   54,201     $   55,827     $   57,502
    Utilities                                $   94,320     $   97,150     $  100,064     $  103,066     $  106,158
    Repair & Maintenance                     $   32,750     $   33,733     $   34,744     $   35,787     $   36,860
    Cleaning                                 $   39,300     $   40,479     $   41,693     $   42,944     $   44,232
    Landscaping                              $   28,820     $   29,685     $   30,575     $   31,492     $   32,437
    Security                                 $        0     $        0     $        0     $        0     $        0
    Marketing & Leasing                      $   44,540     $   45,876     $   47,252     $   48,670     $   50,130
    General Administrative                   $  222,700     $  229,381     $  236,262     $  243,350     $  250,651
    Management                               $   74,072     $  105,263     $  106,316     $  109,505     $  112,790
    Miscellaneous                            $        0     $        0     $        0     $        0     $        0

                                             ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES                     $  655,712     $  704,352     $  723,378     $  745,079     $  767,431

    Reserves                                 $   52,400     $   53,972     $   55,591     $   57,259     $   58,977

                                             ----------------------------------------------------------------------
NET OPERATING INCOME                         $  773,335     $1,346,940     $1,347,348     $1,387,768     $1,429,401

    Operating Expense Ratio (% of EGI)             44.3%          33.5%          34.0%          34.0%          34.0%
    Operating Expense Per Unit               $    2,503     $    2,688     $    2,761     $    2,844     $    2,929


                  YEAR                        APR-2009       APR-2010       APR-2011       APR-2012       APR-2013      APR-2014
               FISCAL YEAR                       6              7              8              9             10            11
----------------------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                $2,413,030     $2,485,421     $2,559,983     $2,636,783     $2,715,886     $2,797,363

    Vacancy                                  $  241,303     $  248,542     $  255,998     $  263,678     $  271,589     $  279,736
    Credit Loss                              $   36,195     $   37,281     $   38,400     $   39,552     $   40,738     $   41,960
    Concessions                              $        0     $        0     $        0     $        0     $        0     $        0
                                             -------------------------------------------------------------------------------------
      Subtotal                               $  277,498     $  285,823     $  294,398     $  303,230     $  312,327     $  321,697

    Laundry Income                           $   43,374     $   44,675     $   46,015     $   47,396     $   48,817     $   50,282
    Garage Revenue                           $        0     $        0     $        0     $        0     $        0     $        0
    Other Misc. Revenue                      $  144,579     $  148,916     $  153,384     $  157,985     $  162,725     $  167,606
                                             -------------------------------------------------------------------------------------
         Subtotal Other Income               $  187,952     $  193,591     $  199,399     $  205,381     $  211,542     $  217,888

                                             -------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                       $2,323,484     $2,393,188     $2,464,984     $2,538,933     $2,615,101     $2,693,554

OPERATING EXPENSES:
    Taxes                                    $   78,970     $   81,339     $   83,779     $   86,292     $   88,881     $   91,548
    Insurance                                $   59,227     $   61,004     $   62,834     $   64,719     $   66,661     $   68,661
    Utilities                                $  109,343     $  112,623     $  116,002     $  119,482     $  123,066     $  126,758
    Repair & Maintenance                     $   37,966     $   39,105     $   40,278     $   41,487     $   42,731     $   44,013
    Cleaning                                 $   45,559     $   46,926     $   48,334     $   49,784     $   51,278     $   52,816
    Landscaping                              $   33,410     $   34,413     $   35,445     $   36,508     $   37,604     $   38,732
    Security                                 $        0     $        0     $        0     $        0     $        0     $        0
    Marketing & Leasing                      $   51,634     $   53,183     $   54,779     $   56,422     $   58,115     $   59,858
    General Administrative                   $  258,170     $  265,915     $  273,893     $  282,110     $  290,573     $  299,290
    Management                               $  116,174     $  119,659     $  123,249     $  126,947     $  130,755     $  134,678
    Miscellaneous                            $        0     $        0     $        0     $        0     $        0     $        0

                                             -------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                     $  790,454     $  814,168     $  838,593     $  863,751     $  889,663     $  916,353

    Reserves                                 $   60,746     $   62,568     $   64,445     $   66,379     $   68,370     $   70,421

                                             -------------------------------------------------------------------------------------
NET OPERATING INCOME                         $1,472,283     $1,516,452     $1,561,945     $1,608,804     $1,657,068     $1,706,780

    Operating Expense Ratio (% of EGI)             34.0%          34.0%          34.0%          34.0%          34.0%          34.0%
    Operating Expense Per Unit               $    3,017     $    3,108     $    3,201     $    3,297     $    3,396     $    3,498

Estimated Stabilized NOI   $1,365,961   Sales Expense Rate     2.00%
Months to Stabilized               12   Discount Rate         11.50%
Stabilized Occupancy             90.0%  Terminal Cap Rate      9.50%


Gross Residual Sale Price    $17,966,104
  Less: Sales Expense        $   359,322
                             -----------
Net Residual Sale Price      $17,606,782

PV of Reversion              $ 5,928,315
Add: NPV of NOI              $ 8,281,450
                             -----------
PV Total                     $14,209,766
Deferred Maintenance         $         0
Add: Excess Land             $         0
Other Adjustments            $         0
                             -----------
Value Indicated By "DCF"     $14,209,766

              Rounded        $14,200,000

                         "DCF" VALUE SENSITIVITY TABLE

                                                          DISCOUNT RATE
                    -----------------------------------------------------------------------------------------
TOTAL VALUE                         11.00%          11.25%          11.50%          11.75%          12.00%
-------------------------------------------------------------------------------------------------------------
                     9.00%       $15,032,217     $14,782,950     $14,539,116     $14,300,578     $14,067,204
                     9.25%       $14,855,316     $14,609,985     $14,369,990     $14,135,198     $13,905,478
TERMINAL CAP         9.50%       $14,687,726     $14,446,123     $14,209,766     $13,978,522     $13,752,264
RATE                 9.75%       $14,528,730     $14,290,664     $14,057,757     $13,829,880     $13,606,907
                    10.00%       $14,377,684     $14,142,979     $13,913,350     $13,688,671     $13,468,819

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
THE KNOLLS, COLORADO SPRINGS, COLORADO

INCOME LOSS DURING LEASE-UP

The subject is currently 81% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $87,000 as shown in the following table.

          DESCRIPTION                        YEAR 1
----------------------------------------------------
"As Is" Net Operating Income                $773,335
Stabilized Net Operating Income             $870,152

                                            --------
Difference                                  $ 96,817

PV of Income Loss During Lease-Up           $ 86,832

                                            --------
                             Rounded        $ 87,000
                                            --------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $468,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
THE KNOLLS, COLORADO SPRINGS, COLORADO

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                   THE KNOLLS

                                                              TOTAL         PER SQ. FT.      PER UNIT         %OF EGI
-----------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                              $  2,186,400    $       9.01    $      8,345

    Less: Vacancy & Collection Loss               11.50%   $    251,436    $       1.04    $        960

    Plus: Other Income
      Laundry Income                                       $     39,300    $       0.16    $        150        1.87%
      Garage Revenue                                       $          0    $       0.00    $          0        0.00%
      Other Misc. Revenue                                  $    131,000    $       0.54    $        500        6.22%
                                                           --------------------------------------------------------
        Subtotal Other Income                              $    170,300    $       0.70    $        650        8.09%

EFFECTIVE GROSS INCOME                                     $  2,105,264    $       8.67    $      8,035

OPERATING EXPENSES:
    Taxes                                                  $     68,120    $       0.28    $        260        3.24%
    Insurance                                              $     51,090    $       0.21    $        195        2.43%
    Utilities                                              $     94,320    $       0.39    $        360        4.48%
    Repair & Maintenance                                   $     32,750    $       0.13    $        125        1.56%
    Cleaning                                               $     39,300    $       0.16    $        150        1.87%
    Landscaping                                            $     28,820    $       0.12    $        110        1.37%
    Security                                               $          0    $       0.00    $          0        0.00%
    Marketing & Leasing                                    $     44,540    $       0.18    $        170        2.12%
    General Administrative                                 $    222,700    $       0.92    $        850       10.58%
    Management                                     5.00%   $    105,263    $       0.43    $        402        5.00%
    Miscellaneous                                          $          0    $       0.00    $          0        0.00%

TOTAL OPERATING EXPENSES                                   $    686,903    $       2.83    $      2,622       32.63%

    Reserves                                               $     52,400    $       0.22    $        200        2.49%

                                                           --------------------------------------------------------
NET OPERATING INCOME                                       $  1,365,961    $       5.63    $      5,214       64.88%

                                                           --------------------------------------------------------
    "GOING IN" CAPITALIZATION RATE                                 9.00%

    VALUE INDICATION                                       $ 15,177,342    $      62.54    $     57,929

    LESS: LEASE-UP COST                                   ($     87,000)
    PV OF CONCESSIONS                                     ($    468,000)

    "AS IS" VALUE INDICATION
       (DIRECT CAPITALIZATION APPROACH)                    $ 14,622,342

                               ROUNDED                     $ 14,600,000    $      60.16    $     55,725

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 37
THE KNOLLS, COLORADO SPRINGS, COLORADO

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
--------       -----------       -----------       -------        ------
  8.25%        $16,002,101       $16,000,000       $61,069        $65.93
  8.50%        $15,515,127       $15,500,000       $59,160        $63.87
  8.75%        $15,055,981       $15,100,000       $57,634        $62.22
  9.00%        $14,622,342       $14,600,000       $55,725        $60.16
  9.25%        $14,212,144       $14,200,000       $54,198        $58.51
  9.50%        $13,823,535       $13,800,000       $52,672        $56.86
  9.75%        $13,454,854       $13,500,000       $51,527        $55.63

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $14,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                           $14,200,000
Direct Capitalization Method                            $14,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
THE KNOLLS, COLORADO SPRINGS, COLORADO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                             Not Utilized
Sales Comparison Approach                                 $14,500,000
Income Approach                                           $14,400,000
Reconciled Value                                          $14,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 15, 2003 the market value of the fee simple estate in the property is:

                                   $14,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE KNOLLS, COLORADO SPRINGS, COLORADO

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                                          [PICTURE]

  EXTERIOR - APARTMENTS                         EXTERIOR - LANDSCAPE & PARKING

        [PICTURE]                                          [PICTURE]

INTERIOR - APARTMENT UNIT                          INTERIOR - APARTMENT UNIT

        [PICTURE]                                          [PICTURE]

INTERIOR - APARTMENT UNIT                          INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE KNOLLS, COLORADO SPRINGS, COLORADO

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                                              [PICTURE]

INTERIOR - APARTMENT UNIT                                 EXTERIOR - POOL AREA

        [PICTURE]                                              [PICTURE]

   INTERIOR - GYM ROOM                                    EXTERIOR - SPA DECK

        [PICTURE]                                              [PICTURE]

   INTERIOR - CLUBHOUSE                                 EXTERIOR - STREET VIEW

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE KNOLLS, COLORADO SPRINGS, COLORADO

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1               COMPARABLE I-2               COMPARABLE I-3
      CHEYENNE CREEK                PARK MEADOWS                 CEDAR CREST
   115 W Cheyenne Road        970 Mount Werner Circle         2010 Carmel Drive
Colorado Springs, Colorado   Colorado Springs, Colorado   Colorado Springs, Colorado

        [PICTURE]                    [PICTURE]                      [PICTURE]

      COMPARABLE I-4                COMPARABLE I-5
       COLONY HILLS               WINDTREE APARTMENTS
    3950 Patrick Drive            2530 Paragon Drive
Colorado Springs, Colorado    Colorado Springs, Colorado

        [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE KNOLLS, COLORADO SPRINGS, COLORADO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                               COMPARABLE
          DESCRIPTION                                 SUBJECT                                    R - 1
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                      The Knolls                                    Park Terrace
  Management Company                 AIMCO
LOCATION:
  Address                            1510 Gatehouse Circle                         3210 N. Chestnut
  City, State                        Colorado Springs, Colorado                    Colorado Springs, Colorado
  County                             El Paso County                                El Paso County
  Proximity to Subject                                                             Approx. 2 miles north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             242,682
  Year Built                         1974                                          1968
  Effective Age                      23                                            30
  Building Structure Type
  Parking Type (Gr., Cov., etc.)     Open, Open Covered                            Open
  Number of Units                    262                                           115
  Unit Mix:                                Type       Unit     Qty.      Mo.             Type         Unit     Qty.     Mo.
                                     1   1Bd/1Ba        717     12      $632       1  1Bd/1Ba Jr.      410             $425
                                     2   1Bd/1Ba        787     62      $661       1  1Bd/1Ba          660             $485
                                     3   2Bd/1Ba        950    132      $731       3  2Bd/1Ba          820             $595
                                     4   2Bd/2Ba      1,012     12      $751
                                     5   2Bd/1.5Ba    1,085     44      $777






  Average Unit Size (SF)             926
  Unit Breakdown:                       Efficiency          2-Bedroom                 Efficiency           2-Bedroom
                                        1-Bedroom           3-Bedroom                 1-Bedroom            3-Bedroom
CONDITION:                           Good                                          Fair
APPEAL:                              Good                                          Fair
AMENITIES:
  Unit Amenities                          Attach. Garage     X  Vaulted Ceiling         Attach. Garage        Vaulted Ceiling
                                       X  Balcony                                       Balcony
                                       X  Fireplace                                     Fireplace
                                       X  Cable TV Ready                             X  Cable TV Ready
  Project Amenities                    X  Swimming Pool                                 Swimming Pool
                                       X  Spa/Jacuzzi           Car Wash                Spa/Jacuzzi           Car Wash
                                          Basketball Court      BBQ Equipment           Basketball Court      BBQ Equipment
                                          Volleyball Court      Theater Room            Volleyball Court      Theater Room
                                          Sand Volley Ball      Meeting Hall            Sand Volley Ball      Meeting Hall
                                          Tennis Court          Secured Parking         Tennis Court          Secured Parking
                                          Racquet Ball       X  Laundry Room            Racquet Ball       X  Laundry Room
                                          Jogging Track         Business Office         Jogging Track         Business Office
                                       X  Gym Room                                      Gym Room

OCCUPANCY:                           81%                                           87%
LEASING DATA:
  Available Leasing Terms            6-12 month leases                             6-12 month leases
  Concessions                        $99 deposit, 1 month free                     1/2 off first month with $99 deposit
  Pet Deposit                        $150                                          $300
  Utilities Paid by Tenant:            X  Electric           X  Natural Gas        X       Electric        X  Natural Gas
                                       X  Water              X  Trash              X       Water           X  Trash
  Confirmation                       Lucia Newell (Asst. manager)                  Leasing Agent
  Telephone Number                                                                 719-473-0322
NOTES:

  COMPARISON TO SUBJECT:                                                           Inferior

                                                    COMPARABLE                                      COMPARABLE
          DESCRIPTION                                  R - 2                                          R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Falcon Pointe                                       Altamira
  Management Company
LOCATION:
  Address                            1844 Ralph's Ridge                                  2210 Skyview Lane

  City, State                        Colorado Springs, Colorado                          Colorado Springs, Colorado
  County                             El Paso County                                      El Paso County
  Proximity to Subject               Approx. 5 miles southeast of subject                Approx. 2 miles southwest of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                         1987                                                1984
  Effective Age                      10                                                  15
  Building Structure Type
  Parking Type (Gr., Cov., etc.)     Open, Open Covered                                  Open
  Number of Units                    280                                                 360
  Unit Mix:                                 Type           Unit    Qty.     Mo.                Type            Unit    Qty.    Mo.
                                     1  1Bd/1Ba             497            $580          1  1Bd/1Ba Jr.         534           $460
                                     1  1Bd/1Ba             649            $675          1  1Bd/1Ba             570           $505
                                     2  1Bd/1.5 Ba Loft     755            $715          3  2Bd/1Ba             750           $675
                                     4  2Bd/2Ba             908            $850







  Average Unit Size (SF)
  Unit Breakdown:                       Efficiency           2-Bedroom                      Efficiency           2-Bedroom
                                        1-Bedroom            3-Bedroom                      1-Bedroom            3-Bedroom
CONDITION:                           Good                                                Good
APPEAL:                              Good                                                Good
AMENITIES:
  Unit Amenities                          Attach. Garage        Vaulted Ceiling               Attach. Garage        Vaulted Ceiling
                                          Balcony                                             Balcony
                                       X  Fireplace                                        X  Fireplace
                                       X  Cable TV Ready                                      Cable TV Ready
  Project Amenities                    X  Swimming Pool                                    X  Swimming Pool
                                       X  Spa/Jacuzzi           Car Wash                   X  Spa/Jacuzzi           Car Wash
                                          Basketball Court   X  BBQ Equipment              X  Basketball Court   X  BBQ Equipment
                                          Volleyball Court      Theater Room                  Volleyball Court      Theater Room
                                       X  Sand Volley Ball      Meeting Hall               X  Sand Volley Ball      Meeting Hall
                                          Tennis Court          Secured Parking               Tennis Court          Secured Parking
                                          Racquet Ball       X  Laundry Room               X  Racquet Ball       X  Laundry Room
                                          Jogging Track         Business Office               Jogging Track         Business Office
                                     X  Gym Room                                         X  Gym Room

OCCUPANCY:                         87%                                                 87%
LEASING DATA:
  Available Leasing Terms            6-12 month leases                                   6-12 month leases
  Concessions                        $150 off each month with 6 month lease              $100 off with 12 month, $50 with 6 month
  Pet Deposit                        $200                                                $300
  Utilities Paid by Tenant:            X  Electric           X  Natural Gas                X  Electric               Natural Gas
                                       X  Water              X  Trash                         Water                  Trash
  Confirmation                       Leasing Agent                                       Leasing Agent
  Telephone Number                   719-578-8333                                        719-578-8073
NOTES:

COMPARISON TO SUBJECT:             Slightly Superior                                   Similar

                                                   COMPARABLE                                           COMPARABLE
          DESCRIPTION                                R - 4                                                R - 5
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Broadmoor Terrace                                    Broadmoor Villa
  Management Company
LOCATION:
  Address                            816 Oxford Lane                                      25 E. Sommerlyn Road
  City, State                        Colorado Springs, Colorado                           Colorado Springs, Colorado
  County                             El Paso County                                       El Paso County
  Proximity to Subject               Approx. 3 miles south of subject                     Approx. 3 miles south of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                         1975                                                 1970
  Effective Age                      20                                                   25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)     Open                                                 Open
  Number of Units                    153                                                  102
  Unit Mix:                                Type         Unit     Qty.      Mo.                 Type         Unit    Qty.    Mo.
                                     2   1Bd/1Ba         737              $535            1   1Bd/1Ba        655           $495
                                     1   1Bd/1Ba         632              $545            2   1Bd/1Ba        785           $550
                                     1   1Bd/1Ba         680              $565            3   2Bd/1Ba        840           $600
                                     1   Studio          430              $435            3   2Bd/1Ba      1,000           $645
                                     1   Studio          436              $455            1   Studio         470           $480
                                     3   2Bd/1Ba         852              $620
                                     3   2Bd/1Ba         872              $640
                                     3   2Bd/1Ba         872              $640
                                     3   2Bd/1Ba         850              $655
                                     3   2Bd/1Ba         914              $690

  Average Unit Size (SF)
  Unit Breakdown:                       Efficiency               2-Bedroom                   Efficiency               2-Bedroom
                                        1-Bedroom                3-Bedroom                   1-Bedroom                3-Bedroom
CONDITION:
APPEAL:
AMENITIES:
  Unit Amenities                          Attach. Garage        Vaulted Ceiling                Attach. Garage        Vaulted Ceiling
                                       X  Balcony                                              Balcony
                                       X  Fireplace                                            Fireplace
                                       X  Cable TV Ready                                       Cable TV Ready
  Project Amenities                    X  Swimming Pool                                     X  Swimming Pool
                                          Spa/Jacuzzi           Car Wash                       Spa/Jacuzzi           Car Wash
                                          Basketball Court      BBQ Equipment                  Basketball Court      BBQ Equipment
                                          Volleyball Court      Theater Room                   Volleyball Court      Theater Room
                                          Sand Volley Ball      Meeting Hall                   Sand Volley Ball      Meeting Hall
                                          Tennis Court          Secured Parking                Tennis Court          Secured Parking
                                          Racquet Ball       X  Laundry Room                   Racquet Ball       X  Laundry Room
                                          Jogging Track         Business Office                Jogging Track         Business Office
                                          Gym Room                                             Gym Room

OCCUPANCY:                           87%                                                  69%
LEASING DATA:
  Available Leasing Terms            6-12 month leases                                    6-12 month leases
  Concessions                        $20 off each month with 12 month lease               $150 off first month on 2 Bedroom
  Pet Deposit                        $100 non-refundable                                  no pets
  Utilities Paid by Tenant:            X  Electric           X  Natural Gas                 X  Electric           X  Natural Gas
                                       X  Water              X  Trash                          Water                 Trash
  Confirmation                       Leasing Agent                                        Leasing Agent

  Telephone Number                   719-473-5359                                         719-635-7090
NOTES:

  COMPARISON TO SUBJECT:             Similar                                              Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE KNOLLS, COLORADO SPRINGS, COLORADO

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1                COMPARABLE R-2               COMPARABLE R-3
       PARK TERRACE                  FALCON POINTE                  ALTAMIRA
     3210 N. Chestnut              1844 Ralph's Ridge          2210 Skyview Lane
Colorado Springs, Colorado     Colorado Springs, Colorado  Colorado Springs, Colorado

        [PICTURE]                      [PICTURE]                   [PICTURE]

     COMPARABLE R-4                       COMPARABLE R-5
    BROADMOOR TERRACE                     BROADMOOR VILLA
     816 Oxford Lane                   25 E. Sommerlyn Road
Colorado Springs, Colorado          Colorado Springs, Colorado

        [PICTURE]                           [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE KNOLLS, COLORADO SPRINGS, COLORADO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE KNOLLS, COLORADO SPRINGS, COLORADO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE KNOLLS, COLORADO SPRINGS, COLORADO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. James Newell provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                -s- Douglas Needham
                                           ----------------------------
                                                Douglas Needham, MAI
                                        Managing Principal, Real Estate Group
                                    Colorado State Certified General Real Estate
                                                Appraiser #CG40017035

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                          DOUGLAS A. NEEDHAM, MAI
                                MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

   Valuation               Mr. Needham has appraised all types of major
                           commercial real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

   Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION                  Texas A&M University
                            Bachelor of Business Administration - Finance

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser,
                            #30943

                           State of California, Certified General Real Estate Appraiser,
                            #AG025443

                           State of Colorado, Certified General Appraiser,
                            #CG40017035

                           State of Oregon, Certified General Appraiser,
                            #C000686

                           State of Washington, Certified General Real Estate Appraiser,
                            #1101111

PROFESSIONAL               Appraisal Institute, MAI Designated Member
 AFFILIATIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE KNOLLS, COLORADO SPRINGS, COLORADO

VALUATION AND              Appraisal Institute
 SPECIAL COURSES            Advanced Income Capitalization
                            Appraisal Principles
                            Appraisal Procedures
                            Basic Income Capitalization
                            Standards of Professional Practice

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AMERICAN APPRAISAL ASSOCIATES, INC.
THE KNOLLS, COLORADO SPRINGS, COLORADO

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
THE KNOLLS, COLORADO SPRINGS, COLORADO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.